Exhibit 99

July 1, 2015 CONTACT: Steven S. Sintros, Senior Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2015

Wilmington, MA (July 1, 2015) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2015 third quarter ended May 30, 2015. Revenues were $365.6 million, up 3.8% from $352.2 million in the year ago period. Net income was $32.5 million ($1.61 per diluted share), up 5.0% compared to $30.9 million ($1.53 per diluted share) reported a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our growth continued to be limited by macroeconomic factors including headcount reductions at many of our energy related customers as well as weaker foreign currency exchange rates adversely affecting our Canadian and European operations. Despite these challenges, we are pleased with the results of our third quarter and will continue to focus on factors within our control.”

Revenues in the Core Laundry Operations were $327.8 million, up 4.6% from those reported in the prior year’s third quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenue grew 4.7%. This segment’s income from operations increased 5.5% compared to the third quarter of fiscal 2014, while the operating margin increased slightly to 14.3% from 14.2% a year ago. The margin benefited from lower energy costs during the quarter which were offset partially by higher merchandise costs and administrative expenses as a percentage of revenues.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $25.9 million, down 6.4% from $27.6 million in the third quarter of fiscal 2014. This decrease in revenues was due primarily to the impact of a weaker Canadian dollar and Euro. This segment reported income from operations of $4.0 million in both the current quarter and last year’s fiscal third quarter. In addition, the Company’s First Aid segment continued to produce strong top and bottom line results.

UniFirst continues to maintain a solid balance sheet with no long-term debt and increasing cash balances. Cash and cash equivalents at the end of the quarter totaled $235.7 million, up from $191.8 million at the end of fiscal 2014.

Outlook

Mr. Croatti continued, “Based primarily on the effect of these macroeconomic factors, we expect our growth rate to continue to decline in the fourth quarter. As a result, we believe that full year fiscal 2015 revenues will be between $1.452 billion and $1.458 billion. We also believe that full year diluted EPS will be between $5.90 and $6.00. As a reminder, this EPS range includes the impact of the $3.6 million environmental charge incurred during our second quarter.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with over 225 service locations, 275,000 customer locations, and 12,000 employee Team Partners, the company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 30, 2014 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended May 30,	Thirteen weeks ended May 31,	Thirty-nine weeks ended May 30,	Thirty-nine weeks ended May 31,
(In thousands, except per share data)	2015(2)	2014(2)	2015(2)	2014(2)
Revenues	$365,574	$352,238	$1,097,397	$1,042,909

Operating expenses:
Cost of revenues (1)	221,995	216,644	665,222	640,341
Selling and administrative expenses (1)	72,205	67,996	221,832	203,478
Depreciation and amortization	19,022	18,109	55,851	53,237
Total operating expenses	313,222	302,749	942,905	897,056

Income from operations	52,352	49,489	154,492	145,853

Other (income) expense:
Interest expense	221	109	648	533
Interest income	(784)	(773)	(2,532)	(2,415)
Foreign exchange loss	72	39	1,323	41
Total other (income) expense	(491)	(625)	(561)	(1,841)

Income before income taxes	52,843	50,114	155,053	147,694
Provision for income taxes	20,344	19,170	59,695	56,641

Net income	$32,499	$30,944	$95,358	$91,053

Income per share – Basic
Common Stock	$1.70	$1.62	$4.99	$4.78
Class B Common Stock	$1.36	$1.30	$3.99	$3.82

Income per share – Diluted
Common Stock	$1.61	$1.53	$4.72	$4.52

Income allocated to – Basic
Common Stock	$25,817	$24,493	$75,650	$71,971
Class B Common Stock	$6,483	$6,127	$18,954	$17,962

Income allocated to – Diluted
Common Stock	$32,310	$30,637	$94,644	$89,992

Weighted average number of shares outstanding – Basic
Common Stock	15,207	15,102	15,173	15,069
Class B Common Stock	4,773	4,722	4,752	4,701

Weighted average number of shares outstanding – Diluted
Common Stock	20,118	19,977	20,057	19,921

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	May 30, 2015 (1)	August 30, 2014
Assets
Current assets:
Cash and cash equivalents	$235,672	$191,769
Receivables, net	157,871	152,523
Inventories	83,897	78,858
Rental merchandise in service	144,535	146,449
Prepaid and deferred income taxes	5,336	13,342
Prepaid expenses and other current assets	16,523	6,349

Total current assets	643,834	589,290

Property, plant and equipment:
Land, buildings and leasehold improvements	400,236	393,584
Machinery and equipment	534,916	512,842
Motor vehicles	192,466	166,573

	1,127,618	1,072,999
Less - accumulated depreciation	612,137	586,717
	515,481	486,282

Goodwill	313,670	303,648
Customer contracts and other intangible assets, net	40,316	41,477
Deferred income taxes	1,237	1,403
Other assets	3,070	2,061

	$1,517,608	$1,424,161

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$3,376	$7,704
Accounts payable	56,542	59,177
Accrued liabilities	105,996	100,818
Accrued and deferred income taxes	22,991	23,342

Total current liabilities	188,905	191,041

Long-term liabilities:
Long-term debt, net of current maturities	—	155
Accrued liabilities	57,419	50,235
Accrued and deferred income taxes	54,569	48,271

Total long-term liabilities	111,988	98,661

Shareholders' equity:
Common Stock	1,525	1,519
Class B Common Stock	485	486
Capital surplus	66,912	59,415
Retained earnings	1,168,777	1,075,572
Accumulated other comprehensive (loss) income	(20,984)	(2,533)

Total shareholders' equity	1,216,715	1,134,459

	$1,517,608	$1,424,161

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended May 30,	Thirteen weeks ended May 31,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change
Core Laundry Operations	$327,770	$313,305	$14,465	4.6%
Specialty Garments	25,854	27,619	(1,765)	-6.4
First Aid	11,950	11,314	636	5.6
Consolidated total	$365,574	$352,238	$13,336	3.8%

	Thirty-nine weeks ended May 30,	Thirty-nine weeks ended May 31,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change
Core Laundry Operations	$995,685	$938,492	$57,193	6.1%
Specialty Garments	66,991	72,468	(5,477)	-7.6
First Aid	34,721	31,949	2,772	8.7
Consolidated total	$1,097,397	$1,042,909	$54,488	5.2%

Income from Operations

	Thirteen weeks ended May 30,	Thirteen weeks ended May 31,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change
Core Laundry Operations	$46,934	$44,498	$2,436	5.5%
Specialty Garments	4,032	3,992	40	1.0
First Aid	1,386	999	387	38.7
Consolidated total	$52,352	$49,489	$2,863	5.8%

	Thirty-nine weeks ended May 30,	Thirty-nine weeks ended May 31,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change
Core Laundry Operations	$144,731	$136,313	$8,418	6.2%
Specialty Garments	5,865	7,063	(1,198)	-17.0
First Aid	3,896	2,477	1,419	57.3
Consolidated total	$154,492	$145,853	$8,639	5.9%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)	Thirty-nine weeks ended May 30, 2015 (1)	Thirty-nine weeks ended May 31, 2014 (1)
Cash flows from operating activities:
Net income	$95,358	$91,053
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	49,270	46,432
Amortization of intangible assets	6,581	6,805
Amortization of deferred financing costs	156	156
Share-based compensation	4,413	4,541
Accretion on environmental contingencies	452	537
Accretion on asset retirement obligations	503	756
Deferred income taxes	6,668	(134)
Changes in assets and liabilities, net of acquisitions:
Receivables	(9,463)	(11,573)
Inventories	(5,714)	4,550
Rental merchandise in service	1,417	(8,882)
Prepaid expenses and other current assets	(7,812)	(2,108)
Accounts payable	(2,106)	(11,445)
Accrued liabilities	10,283	4,874
Prepaid and accrued income taxes	8,408	6,713
Net cash provided by operating activities	158,414	132,275

Cash flows from investing activities:
Acquisition of businesses	(19,815)	(841)
Capital expenditures	(82,272)	(74,466)
Other	(1,160)	480
Net cash used in investing activities	(103,247)	(74,827)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	5,401	7,107
Payments on loans payable and long-term debt	(9,580)	(109,383)
Proceeds from exercise of Common Stock options, including excess tax benefits	8,055	5,630
Taxes withheld and paid related to net share settlement of equity awards	(5,002)	(3,527)
Payment of cash dividends	(2,151)	(2,145)
Net cash used in financing activities	(3,277)	(102,318)

Effect of exchange rate changes on cash	(7,987)	(1,588)

Net increase (decrease) in cash and cash equivalents	43,903	(46,458)
Cash and cash equivalents at beginning of period	191,769	197,479

Cash and cash equivalents at end of period	$235,672	$151,021

(1) Unaudited